Exhibit 10.1

FORM OF EXECUTIVE EXCISE TAX AND WAIVER AGREEMENT

THIS AGREEMENT, effective as of [DATE], is made by and between CF Industries Holdings, Inc., a Delaware corporation (the “Company”), and [EXECUTIVE] (the “Executive”).

WHEREAS, the Company has entered into that certain Combination Agreement by and among the Company, Darwin Holdings Limited, Beagle Merger Company LLC, OCI N.V. and certain other parties, dated August 6, 2015, as subsequently amended and as may be further amended (the “Combination Agreement”);

WHEREAS, the Executive and the Company are parties to a Change in Control Severance Agreement, as amended, as applicable (the “Change in Control Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated under the Combination Agreement (the “Closing”), it is contemplated that certain stock-based compensation held by the Executive will become subject to an excise tax under Section 4985 (“Section 4985”) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of the Closing;

WHEREAS, the Company has determined it is in the best interests of the Company to provide to the Executive a tax gross-up payment such that, after payment by the Executive of the excise tax under Section 4985 of the Code, the Executive will receive the net after-tax benefit that the Executive would have received had the excise tax not been imposed;

WHEREAS, in exchange for the Gross-Up Payment (as defined below), the Company and the Executive have agreed to the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.                                      Gross-Up Payment.  In the event any amounts payable to the Executive with respect to stock-based compensation (within the meaning of Section 4985 of the Code) become subject to an excise tax under Section 4985 of the Code, the Company shall pay to the Executive an excise tax gross-up payment such that, after payment by the Executive of all taxes, including any excise tax imposed upon the gross-up payment, the Executive will receive the net after-tax benefit the Executive would have received had the excise tax not been imposed under Section 4985 of the Code (the “Gross-up Payment”).

2.                                      Modification to Outstanding Equity Awards.  In exchange for payment by the Company of the Gross-Up Payment, the Executive acknowledges and agrees that notwithstanding anything to the contrary in the Combination Agreement or under any equity and incentive plan of the Company (or any award agreements thereunder) or any employment, severance, change in control or similar agreement between the Company and the Executive, and notwithstanding that the Closing would constitute a “Change in Control” under the equity and incentive plans of the Company, the Executive’s stock options, restricted stock awards, restricted stock units and performance restricted stock units will not vest in whole or in part upon, or in connection with, the Closing.  The Executive’s stock options, restricted stock awards, restricted stock units and performance restricted stock units outstanding immediately prior to the Closing will instead be converted upon the Closing into stock options, restricted stock awards, restricted stock units and performance restricted stock units, respectively, covering shares of the surviving holding company (as provided under the Combination Agreement), with the number of stock options, restricted stock awards, restricted stock units and performance restricted stock units adjusted, in each case, to preserve the value of the applicable award, and will otherwise be subject to the terms and conditions set forth in the applicable equity and incentive plan of the Company and the applicable award agreement pursuant to which the award was granted, including the vesting terms; provided, that, in the event the Executive’s employment is terminated by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) within 24 months following the Closing, the outstanding stock options, restricted stock awards, restricted stock units and performance restricted stock units held by the Executive at the time of such termination will vest in full, and, with respect to restricted stock awards, restricted stock units and performance restricted stock units, the underlying shares delivered, upon such termination date.

3.                                      Modification to Change in Control Agreement.  The Executive acknowledges and agrees that for purposes of the Executive’s entitlement to severance benefits under Section 6 of the Change in Control Agreement, solely to the extent the Closing is the event constituting a “Change in Control” under the Change in Control Agreement, the term “Good Reason” shall have the meaning set forth in this Agreement, which meaning shall supersede in its entirety the definition given to such term in the Change in Control Agreement.

4.                                      Definitions.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

4.1                               “Board” shall mean the board of directors of the Company.

4.2                               “Cause” shall have the meaning ascribed to such term in any individual employment, severance or other agreement with the Company to which the Executive is a party or, if the Executive is not party to such an agreement, “Cause” shall mean (i) dishonesty in the performance of the Executive’s duties or (ii) Executive’s malfeasance or misconduct in connection with the Executive’s duties or any act or omission which is injurious to the Company or its Subsidiaries or affiliates, monetarily or otherwise, each as determined by the Committee in its sole discretion.

4.3                               “Good Reason” shall mean termination by the Executive of the Executive’s employment by reason of any of the following (without the Executive’s express written consent which specifically references this Agreement):  (i)  the assignment to Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control; (ii) a reduction by the Company in the Executive’s annual base salary and annual target bonus, as in effect on the date hereof or as the same may be increased from time to time, by an amount more than 10% in the aggregate; or (iii)  the relocation of the Executive’s principal place of employment to a location more than 35 miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations as of immediately prior to a Change in Control.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that, in order for Good Reason to exist hereunder, the Executive must provide notice to the Company of the existence of the condition described in clauses (i) through (iii) above within 90 days of the initial existence of the condition (or, if later, within 90 days of the Executive becoming aware of such condition), and the Company must have failed to cure such condition within 30 days of the receipt of such notice.

5.                                      Agreement Contingent on Closing.  Notwithstanding anything to the contrary in this Agreement or otherwise, the effectiveness of this Agreement, and the terms set forth herein, shall be subject to and contingent upon the occurrence of the Closing.  In the event that the Closing does not occur, this Agreement shall be void and have no force or effect.

6.                                      Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, Illinois 60015-2590

Attention: Senior Vice President, Human Resources

7.                                      Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.                                      Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.                                      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.                               Section 409A.   The intent of the Executive and the Company is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. Each payment under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) the Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to the Executive under this Agreement that are payable upon the Executive’s termination of employment until the Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s death).

11.                               Voluntary Execution.   The Executive acknowledges and agrees that this Agreement is executed voluntarily and that Executive (a) has read this Agreement; (b) understands the terms and consequences of this Agreement; and (c) is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first set forth above.

CF INDUSTRIES HOLDINGS, INC.

By:
Name:
Title:

EXECUTIVE

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